Exhibit 10.2

Form of

OFFICEMAX INCORPORATED

2010 Annual Incentive Award Agreement

This potential Annual Incentive Award (the “Award”) is granted on November 8, 2010 (the “Award Date”), by OfficeMax Incorporated (the “Company”) to Ravichandra Saligram (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Definitions. For purposes of this Award, the following terms shall have the meanings stated below.

2.1.	“Award Period” means the Company’s fiscal year ending in 2010.

2.2.	“Base Salary” means your annual pay rate in effect at the end of the Award Period, (a) including any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by the Company or any Subsidiary, (b) but excluding any incentive compensation, employee benefit, or other cash benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by the Company or any Subsidiary, and/or any excellence award, gains upon stock option exercises, restricted stock grants or vesting, moving or travel expense reimbursement, imputed income, or tax gross-ups, without regard to whether the payment or gain is taxable income to you.

2.3.	“EBIT” means the Company’s earnings from continuing operations before interest and taxes for the Award Period, as calculated by the Company in its sole and complete discretion.

2.4.	“Net Sales” means the Company’s gross sales or revenues less returns, allowances, rebates, and coupons for the Award Period, as calculated by the Company in its sole and complete discretion.

2.5.	“Return on Sales” means the ratio of the Company’s operating profit to Net Sales, expressed as a percentage, for the Award Period, as calculated by the Company in its sole and complete discretion.

2.6.	“Same Location Sales Growth” means the percentage change in overall Net Sales for the Company during the Award Period, adjusted for store closures, store openings, business acquisitions, business divestitures, changes in fiscal periods, and excluding the impact of foreign exchange rates, all as calculated by the Company in its sole and complete discretion.

3.	Target Award. You are hereby awarded a target Award of 100% of your Base Salary, pro rated based on the number of days during the Award Period that you were employed with the Company and were eligible to participate in the Plan divided by the total number of days in the Award Period (referred to herein as your “Target Award”), subject to the terms and conditions set forth in the Plan and this Agreement.

4.

Minimum Performance Measurement. As a condition of payment of the Award, both the Company’s net income from continuing operations available to common shareholders excluding special items for the Award Period, as disclosed and discussed in the earnings release, must be

positive and the Company must achieve a minimum EBIT threshold of $        . If both of the above minimum performance measurements are achieved, you may be eligible to receive up to 225% of your Target Award. The actual amount of your Award will be determined pursuant to and in accordance with paragraph 5.

5.	Award Calculation. Your Award will be calculated as follows:

5.1.	Based on the Company’s EBIT, Return on Sales, and Same Location Sales Growth, as weighted below, a payout amount will be determined using the chart below:

EBIT (in Millions) Weight: 33.34% of Target Award	Return on Sales (percentage) Weight: 33.33% of Target Award	Same Location Sales Growth (percentage) Weight: 33.33% of Target Award	Percentage of Target Award Paid to You*
225%
150%
100%
50%
13%
0%
*	The applicable percentage is separately applied to each weighted performance measurement.

5.2.	General Terms.

5.2.1	Payout multiples between the percentages and numbers indicated on the chart above will be calculated using straight-line interpolation, except that no straight-line interpolation shall apply within the EBIT and Return on Sales ranges associated with a 100% of your Target Award payout.

5.2.2	Any Award that is earned will be paid in cash as soon as practicable after the Award Period, but in no event later than March 15 of the year following the year in which the Award Period ended.

6.	Effect of Termination of Employment. If you terminate employment at any time on or after the Award Date and before the Award is paid, your Award will be treated as follows:

6.1.	If your termination of employment is a direct result of the sale or permanent closure of any facility or operating unit of the Company or any Subsidiary, or a bona fide curtailment, or a reduction in workforce, as determined by the Company in its sole and complete discretion, and you execute a waiver/release in the form required by the Company, you will receive a pro rata Award, if an Award is paid, based on the number of days during the Award Period that you were employed with the Company and were eligible to participate in the Plan divided by the total number of days in the Award Period that you were eligible to participate in the Plan.

6.2.	If your termination of employment is a result of your death or Disability (as defined in your Employment Agreement with the Company, dated October , 2010 (the “Employment Agreement”), or your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the Employment Agreement), you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

6.3.	If, at the time of your termination, you are at least age 55 and have completed at least 10 years of employment with the Company, as determined by the Company in its sole and complete discretion, you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

6.4.	Except to the extent expressly specified in the Employment Agreement or in this paragraph 6, you must be actively employed by the Company or its Subsidiary on the date Awards are paid in order to be eligible to receive payment of an Award. You have no vested interest to the Award prior to the Award actually being paid to you by the Company. If you terminate employment with the Company for any reason before the Award is paid, whether your termination is voluntary or involuntary, with or without cause, you will not be eligible to receive payment of any Award for the Award Period except to the extent expressly specified in the Employment Agreement or in this paragraph 6.

7.	Right of the Committee. The Committee reserves the right to reduce or eliminate the Award for any reason, regardless of the amount or level of EBIT, Net Sales, Return on Sales, Same Location Sales Growth, and/or net income from continuing operations available to common shareholders excluding special items, as disclosed and discussed in the earnings release, that is achieved.

8.	Change in Control. In the event of a Change in Control prior to the end of the Award Period, the continuing entity may continue this Award. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue this Award, this Award shall become immediately fully vested and 100% of your Target Award shall be payable as of the date of such Change in Control. “Change in Control” shall mean a “change in control of the Company” as defined in the change in control letter agreement between you and the Company dated November 8, 2010.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before             , 2010, or the Award will be forfeited. Return your executed Agreement to: Pam Delaney, OfficeMax, Compensation Department, 263 Shuman Boulevard, Naperville, Illinois 60563.

OfficeMax Incorporated	Awardee:	Ravichandra Saligram (Pers ID)

Bruce Besanko Executive Vice President
Chief Financial Officer and Chief Administrative Officer	Signature

Printed Name

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